Exhibit 99.1

CYTOKINETICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SOUTH SAN FRANCISCO, Calif., May 8, 2017 – Cytokinetics, Incorporated (Nasdaq:CYTK) today announced the pricing of an underwritten public offering of 5,260,000 shares of its common stock at a price to the public of $14.25 per share, before underwriting discounts and commissions. The gross proceeds to Cytokinetics from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Cytokinetics, are expected to be to be approximately $75.0 million. The offering is expected to close on May 12, 2017, subject to customary closing conditions. Additionally, Cytokinetics granted the underwriter a 30-day option to purchase up to an additional 789,000 shares of common stock at the public offering price, less underwriting discounts and commissions. All of the shares of common stock in the offering will be sold by Cytokinetics.

Morgan Stanley is acting as sole underwriter for the offering. A registration statement related to the offering has been filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement, when available, may be obtained from the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cytokinetics

Cytokinetics is a late-stage biopharmaceutical company focused on discovering, developing and commercializing first-in-class muscle activators as potential treatments for debilitating diseases in which muscle performance is compromised and/or declining.

Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to Cytokinetics’ expectations regarding the completion and timing of the public offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Cytokinetics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering. There can be no assurance that Cytokinetics will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Cytokinetics and its business can be found in the “Risk Factors” section of Cytokinetics’ Quarterly Report on Form 10-Q for the first quarter of 2017, which was filed on May 4, 2017, and in the preliminary prospectus supplement related to the proposed offering filed with the SEC. Cytokinetics undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Cytokinetics’ expectations.

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Contact:

Cytokinetics

Diane Weiser

Vice President, Corporate Communications, Investor Relations

(415) 290-7757